Exhibit 10.15

March 21, 2016

Wolfgang Maasberg

[Address intentionally omitted]

Re:    Employment Terms

Dear Wolfgang:

On behalf of Fastly, Inc. (“Fastly” or “the “Company”), we are pleased to offer you the position of Senior Vice President, Sales, under the terms set forth in this letter.

Duties and Reporting Relationship. You will report to Artur Bergman, CEO. You may be asked to perform other duties as our business needs dictate. Of course, the Company may change your position, reporting relationship, duties and work location from time to time in its discretion.

Base Salary. Your initial base salary will be at an annual rate of $325,000, subject to applicable deductions and withholdings, and paid on the Company’s normal payroll schedule. As a full-time, salaried, exempt employee you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay. The Company retains discretion to modify your compensation from time to time.

Commissions. In your position with the Company, you will also be eligible to earn commissions pursuant to the Company’s Sales Compensation Plan. If you meet 100% of the targets, your annual overall on-target-earnings (base salary plus commissions) will be $650,000. Through December 31, 2016, you will receive a non-recoverable draw at an annual rate of $325,000, in addition to your base salary. If the sales commissions you earn exceed your draw in any month in which you have a draw, you will receive only your earned commissions and will not receive your draw for the applicable month.

Work Location. You will be able to work remotely from your home office in Austin, TX. through December 31, 2016 you will be expected to be present in the San Francisco office at least four (4) full business days per week, three (3) weeks per month. Beginning January 1, 2017, you will be expected to present in the San Francisco office at least three (3) full business days every two weeks, additional days as necessary for in-person attendance at management meetings, and as requested by the CEO.

Standard Benefits and Paid Time Off. You will be eligible to participate in all benefits which Fastly makes generally available from to its regular full-time employees in accordance with the terms and conditions of the benefit plans and Company policies, including health insurance, dental insurance, paid time off and holidays. The Company reserves the right to modify or cancel any or all of its benefit programs at any time. Further details about Fastly’s benefit plans are available for your review in the benefit Summary Plan Documents.

Equity Compensation. Subject to the approval of the Company’s Board of Directors (the “Board”), you will receive an option to purchase 1,165,197 shares of the Company’s common stock (the “Option”). The per unit exercise price will be equal to the per unit fair market value as of the date of the grant, as determined by the Board pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”). The Option will vest over a four year term under which one-quarter of your Option will vest after twelve months of employment and the remainder of the Option will vest in thirty-six equal monthly installments thereafter, provided that you remain in continuous service with the Company during this time. If granted, any such Option shall be subject to the provisions of the Plan and applicable grant agreement. In addition, the Option, if granted, and any other options granted to you shall be subject to 100% “double trigger” acceleration substantially as provided in the Company’s standard Change of Control and Retention Agreement, a copy of which will be provided under separate cover.

Wolfgang Maasberg Page 2

Separation. In the event you are terminated without cause or resign with good reason you will receive a lump sum payment equal to six (6) months of your base salary and the Company will pay for the continuation of your benefits for six (6) months, subject to your execution and non-revocation of a release of claims in form and substance acceptable to the Company. In addition, in the event you are terminated without cause or resign with good reason within the first twelve months of your employment, one forty-eighth (1/48) of the Option will vest for each month of your employment, subject to your execution and non-revocation of a release of claims in form and substance acceptable to the Company.

Expenses. During your employment, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices.

Confidentiality, Arbitration and Policies. As a condition of your employment, you will be required to sign and comply with the Company’s standard Employee Confidential Information and Inventions Assignment Agreement (attached as Exhibit A). You are also required to acknowledge that you have reviewed and understand your rights under the Company’s Arbitration Agreement (attached as Exhibit B). In addition, you will be required to abide by all applicable Fastly policies and procedures as may be in effect from time to time, including but not limited to its employment policies, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies.

At-Will Employment Relationship. Your employment is not for any fixed period of time, and it is terminable at-will. Thus, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. Although not required, the Company requests that you provide at least two weeks’ advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure.

Conditions. This offer of employment and your employment with the Company is contingent upon satisfactory results of a background check to be performed pursuant to your written authorization. You agree to assist as needed, and to complete any documentation at the Company’s request, to meet these conditions.

Miscellaneous. This letter, together with Exhibit A and Exhibit B, constitutes the complete and exclusive statement of your agreement with the Company regarding the terms of your employment with Fastly. It supersedes any other agreements or promises made to you by any party, whether oral or written. The terms of this offer letter agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this letter), without a written modification signed by you and a duly authorized officer of the Company. The terms of this offer letter agreement are governed by the laws of the State of California without regard to conflicts of law principles. With respect to the enforcement of this offer letter agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this offer letter agreement, any ambiguity shall not be construed against either party as the drafter. This offer letter agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

Wolfgang Maasberg Page 3

We are very pleased that you will be joining Fastly. Please sign and date this letter and the enclosed exhibits and return them to us by the close of business on Wednesday, March 23, 2016, if you wish to accept employment under the terms described above. If we do not receive the fully signed letter and the signed Exhibit A and Exhibit B from you by that date, the Company’s offer in this letter will expire. If you accept our offer, we would like you to start on Monday, April 11, 2016.

Sincerely,

Fastly, Inc.

/s/ Artur Bergman
Artur Bergman, CEO

Exhibit A – Employee Confidential Information and Inventions Assignment Agreement

Exhibit B – Arbitration Agreement

Understood and Accepted:

/s/ Wolfgang Maasberg	3/22/2016
Wolfgang Maasberg	Date

Exhibit A

FASTLY, INC

Employee Confidential Information and Inventions Assignment Agreement

Exhibit B

FASTLY, INC.

Arbitration Agreement